                                                                        FOR IMMEDIATE RELEASE
                                                                                   May 3, 2007

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal Second Quarter 2007 Results

CHARLOTTE, N.C.-May 3, 2007--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal second quarter ended April 1, 2007 increased by 11.4% to $892 million from $801 million in the second quarter of fiscal 2006. For the 26 weeks ended April 1, 2007, consolidated sales of $1.77 billion were 11.0% above the $1.60 billion for the comparable period of fiscal 2006. The overall increase in consolidated sales during the quarter, and fiscal year to date, was attributable to sales increases at both the Company's Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") thread and technical textiles subsidiary.

The Company reported consolidated net income of $20.0 million, or $0.42 per diluted share, for the second quarter of fiscal 2007 compared to consolidated net income of $19.8 million, or $0.42 per diluted share, in the prior year second quarter. For the 26 weeks ended April 1, 2007, consolidated net income was $38.3 million, or $0.80 per diluted share, compared to $36.7 million, or $0.77 per diluted share, in the same period of fiscal 2006. Results for second quarter of fiscal 2006 included net pre-tax gains totaling $3.3 million ($1.5 million of expense related to new Supplemental Executive Retirement Plans, a $0.8 million gain for insurance proceeds and a $4.0 million gain from the sale of a real estate investment) as previously disclosed. These transactions effectively increased prior year net income by $2.4 million or $0.05 per diluted share for the quarter and 26-week period of fiscal 2006.

Harris Teeter sales increased by 12.7% to $805.6 million in the second quarter of fiscal 2007 compared to sales of $715.1 million in the second quarter of fiscal 2006. For the 26 weeks ended April 1, 2007, sales rose 11.9% to $1.60 billion from $1.43 billion in the same period of fiscal 2006. The increase in sales was attributable to net new store opening activity, partially offset by store closings and divestitures, and comparable store sales increases of 4.87% for the 2007 second fiscal quarter and 4.09% for the 26-week period.

During the first six months of fiscal 2007, Harris Teeter opened 7 new stores, closed 3 older stores and completed the major remodeling of 4 stores, 2 of which were expanded in size. Since the second quarter of fiscal 2006, Harris Teeter has opened 19 new stores, while closing or divesting 9 stores, for a net addition of 10 stores. Harris Teeter operated 156 stores at April 1, 2007.

Operating profit at Harris Teeter increased by 16.9% to $38.2 million for the second quarter of fiscal 2007 as compared to $32.7 million in the prior year period. Operating profit as a percent of sales improved by 18 basis points to 4.75% in the second quarter of fiscal 2007 from 4.57% in the same period last year. For the 26 weeks ended April 1, 2007 operating profit was $73.7 million, an increase of 11.6% from $66.0 million in the prior year period.  For the first six months, operating profit as a percent of sales remained relatively comparable at 4.60% for fiscal 2007 and 4.61% for fiscal 2006.

Operating profit was reduced by new store pre-opening costs of $4.6 million (0.57% of sales) and $3.4 million (0.47% of sales) in the second quarter of fiscal 2007 and fiscal 2006, respectively.  Pre-opening costs for the 26-week periods ended April 1, 2007 and April 2, 2006 were $9.6 million (0.60% of sales) and $5.0 million (0.35% of sales), respectively.  The increase in pre-opening costs from the prior year periods resulted from an accelerated new store opening program and $1.2 million of construction period rent expensed during the first quarter of fiscal 2007, as a result of the Company's accounting for construction period rents in accordance with FASB's Staff Position FAS 13-1 "Accounting for Rental Costs Incurred during a Construction Period."  Prior to the beginning of the second quarter of fiscal 2006, the Company capitalized such costs during the construction period.

Harris Teeter's operating profit increased primarily through the continued growth in total store sales as a result of net new store growth and comparable store sales gains driven by our continuous attention to customer service, and targeted promotional spending and retail pricing programs. The sales increases along with continued emphasis on operational efficiencies and cost controls have provided the leverage to offset some incremental costs associated with Harris Teeter's accelerated new store development program and increased bank card fees and associate benefit costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are pleased to have achieved another quarter of positive comparable store sales gains at Harris Teeter.  The second quarter marks our 17th consecutive quarter of comparable store sales gains and we achieved a record operating profit margin. We continue to focus on our core markets and our accelerated new store opening schedule which includes twelve new stores for the remainder of the year. Start-up costs associated with these new stores and stores opening in fiscal 2008 may negatively impact our operating results in the short term.  We remain committed to providing our customers with the best overall shopping experience that delivers significant quality, variety and value each and every time."

A&E's sales of $86.3 million in the second quarter of fiscal 2007 increased 0.7% from the $85.6 million for the same quarter of fiscal 2006. Foreign sales accounted for approximately 54% and 50% of A&E's sales for the second quarters of fiscal 2007 and fiscal 2006, respectively.  A&E's sales for the 26 weeks ended April 1, 2007 were $170.8 million, an increase of 2.8% from the prior year period when sales were $166.2 million. The increase in sales for the quarter and year-to-date periods was driven by increased sales at the majority of A&E's foreign operations, and sales attributable to the recent acquisition of TSP Tovarna Sukancev in Trakov d.d. in Slovenia and obtaining a majority ownership interest in two joint ventures in South Africa. Foreign sales accounted for approximately 54% and 49% of A&E's sales for the 26-week periods of fiscal 2007 and fiscal 2006, respectively.

A&E's operating profit was $345,000 for the second quarter of fiscal 2007 compared to $48,000 in the previous year's second fiscal quarter. For the 26 weeks ended April 1, 2007, A&E recorded operating profit of $749,000 as compared to an operating loss of $1.3 million in the prior year period. A&E continues to realize operating profit improvements in their Asian operations, however weak apparel thread manufacturing operating schedules has continued in the Americas. Management remains focused on the integration of the acquired businesses and expanding its product lines throughout A&E's global supply chain.

Dickson said, "We continue to make significant progress in the transformation of A&E's business. Our transformation is designed to move A&E from its dependence on the U.S. apparel industry to a company that serves its global customers in a variety of industries that utilize threads and technical textiles.  We remain committed to providing a wide range of quality products and services that create value for our customers throughout the world."

For the first six months of fiscal 2007, depreciation and amortization for the consolidated Ruddick Corporation totaled $48.9 million and capital expenditures totaled $87.9 million. Total capital expenditures during the 26 weeks ended April 1, 2007 were comprised of $82.0 million for Harris Teeter, $3.3 million for A&E and $2.6 million for Corporate. During the first half of fiscal 2007, Harris Teeter had a net return of $8.4 million ($11.4 million received from property investment sales and partnership distributions less $3.0 million additional investments) in connection with the development of certain of its new stores.

Harris Teeter's continued improvement in operating performance and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  The Company plans to open an additional 12 new stores (1 of which will be a replacement for an existing store) and complete the remodeling on 5 more stores during the remainder of fiscal 2007.  The new store development program for fiscal 2007 is expected to result in a 12.9% increase in retail square footage as compared to an 8.4% increase in fiscal 2006.  The Company routinely evaluates its existing store operations as part of its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $214 million for fiscal 2007 and the Company's plans call for expanding Harris Teeter's Northern Virginia market. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures and anticipated opening schedule.

Fiscal 2007 consolidated capital expenditures are planned to total approximately $224 million, consisting of $214 million for Harris Teeter and $10 million for A&E.  Such capital investment is expected to be financed by internally generated funds and borrowings under the Company's revolving line of credit. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company's needs and market conditions.

The Company's management remains cautious in its expectations for the remainder of fiscal 2007 due to the intensely competitive retail grocery market, the number of new store openings for Harris Teeter and the challenging textile and apparel environment.  Further operating improvement will be dependent on the Company's ability to offset increased operating costs (including pre-opening costs) with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in seven southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		26 WEEKS ENDED
	April 1,	April 2,	April 1,	April 2,
	2007	2006	2007	2006
NET SALES
Harris Teeter	$805,575	$ 715,071	$ 1,601,836	$1,431,193
American & Efird	86,260	85,637	170,773	166,151
Total	891,835	800,708	1,772,609	1,597,344

COST OF SALES
Harris Teeter	554,343	492,026	1,107,760	993,831
American & Efird	67,587	67,098	133,532	131,086
Total	621,930	559,124	1,241,292	1,124,917

GROSS PROFIT
Harris Teeter	251,232	223,045	494,076	437,362
American & Efird	18,673	18,539	37,241	35,065
Total	269,905	241,584	531,317	472,427

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	213,000	190,348	420,406	371,333
American & Efird	18,328	18,491	36,492	36,348
Corporate	2,004	2,148	4,035	3,922
Total	233,332	210,987	460,933	411,603

OPERATING PROFIT (LOSS)
Harris Teeter	38,232	32,697	73,670	66,029
American & Efird	345	48	749	(1,283)
Corporate	(2,004)	(2,148)	(4,035)	(3,922)
Total	36,573	30,597	70,384	60,824

OTHER EXPENSE (INCOME)
Interest expense	4,445	3,491	8,822	7,005
Interest income	(85)	(98)	(115)	(421)
Net investment loss (gains)	53	(4,086)	26	(4,237)
Minority interest	135	182	305	274
Total	4,548	(511)	9,038	2,621

INCOME BEFORE TAXES	32,025	31,108	61,346	58,203
INCOME TAXES	12,035	11,347	23,059	21,535
NET INCOME	$ 19,990	$ 19,761	$ 38,287	$ 36,668

NET INCOME PER SHARE:
Basic	$ 0.42	$ 0.42	$ 0.81	$ 0.78
Diluted	$ 0.42	$ 0.42	$ 0.80	$ 0.77

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING:
Basic	47,577	47,152	47,505	47,201
Diluted	48,076	47,609	48,025	47,618

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11	$ 0.22	$ 0.22

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	April 1,	April 2,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 20,418	$ 16,817
Accounts Receivable, Net	91,279	87,146
Refundable Income Taxes	-	3,252
Inventories	286,584	256,876
Deferred Income Taxes	13,630	13,364
Prepaid and Other Current Assets	20,727	20,658
Total Current Assets	432,638	398,113

PROPERTY, NET	765,995	648,624
INVESTMENTS	105,255	102,051
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	31,326	30,525
OTHER LONG-TERM ASSETS	66,785	61,958

Total Assets	$1,410,168	$1,249,440

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 13,772	$ 11,689
Current Portion of Long-Term Debt and Capital Lease Obligations	8,201	9,327
Accounts Payable	186,461	172,132
Federal and State Income Taxes	1,542	-
Accrued Compensation	47,319	42,263
Other Current Liabilities	71,522	63,908
Total Current Liabilities	328,817	299,319

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	232,432	166,843
LONG-TERM DEFERRED INCOME TAXES	4,075	8,012
PENSION LIABILITIES	55,830	74,105
OTHER LONG-TERM LIABILITIES	77,353	63,187
MINORITY INTEREST	6,000	6,255

SHAREHOLDERS' EQUITY:
Common Stock	77,331	66,942
Retained Earnings	662,168	609,204
Accumulated Other Comprehensive Income (Loss)	(33,838)	(44,427)
Total Shareholders' Equity	705,661	631,719

Total Liabilities and Shareholders' Equity	$1,410,168	$1,249,440

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	26 WEEKS ENDED
	April 1,	April 2,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 38,287	$ 36,668
Non-Cash Items Included in Net Income
Depreciation and Amortization	48,922	43,832
Deferred Income Taxes	(8,804)	(5,778)
Net Gain on Sale of Property	(170)	(3,403)
Impairment Losses	617	2,471
Share-Based Compensation	2,049	1,342
Other, Net	(485)	194
Changes in Operating Accounts Utilizing Cash	(5,582)	(8,140)
Other, Net	-	1,000
NET CASH PROVIDED BY OPERATING ACTIVITIES	74,834	68,186

INVESTING ACTIVITIES
Capital Expenditures	(87,898)	(97,177)
Purchase of Other Investments	(2,980)	(27,914)
Proceeds from Sale of Property and Partnership Distributions	13,074	15,055
Proceeds from Sale of Temporary Investments	-	16,859
Purchase of Temporary Investments	-	(3,930)
Company-Owned Life Insurance, Net	(2,497)	(734)
Other, Net	(795)	(866)
NET CASH USED IN INVESTING ACTIVITIES	(81,096)	(98,707)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	3,510	1,023
Net Proceeds from Revolver Borrowings	7,300	19,200
Proceeds from Issuance of Long-Term Debt	-	2,427
Payments on Long-Term Debt and Capital Lease Obligations	(7,611)	(8,899)
Dividends Paid	(10,541)	(10,417)
Proceeds from Stock Issued	3,715	2,565
Excess Tax Benefits from Share-Based Compensation	1,262	446
Purchase and Retirement of Common Stock	-	(7,899)
Other, Net	(143)	(293)
NET CASH USED IN FINANCING ACTIVITIES	(2,508)	(1,847)

DECREASE IN CASH AND CASH EQUIVALENTS	(8,770)	(32,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,188	49,185

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 20,418	$ 16,817

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 9,209	$ 7,065
Income Taxes	22,658	35,194
Non-Cash Activity:
Assets Acquired Under Capital Leases	2,975	-

RUDDICK CORPORATION
RUDDICK CORPORATION
OTHER STATISTICS
April 1, 2007
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
2nd Fiscal Quarter	$19.7	$4.9	$0.3	$24.9
Fiscal Year to Date	38.8	9.6	0.5	48.9

Capital Expenditures:
2nd Fiscal Quarter	$42.9	$1.8	$2.6	$47.3
Fiscal Year to Date	82.0	3.3	2.6	87.9

Purchase of Other Investment Assets:
2nd Fiscal Quarter	$1.5	$ -	$ -	$1.5
Fiscal Year to Date	3.0	-	-	3.0

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		155		152
Opened during the period		2		7
Closed during the period		(1)		(3)
Stores in operation at end of period		156		156

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		4.87%		4.09%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.